ISSUER FREE WRITING PROSPECTUS
Filed Pursuant to Rule 433
Registration Statement No. 333-156695
Dated September 8, 2011

Media Relations UBS AG

Media release

Media Release: September 8th, 2011

UBS LAUNCHES TWELVE ETRACS EXCHANGE TRADED NOTES LINKED TO THE CBOE VOLATILITY (VIX) INDEX

SIX ETRACS S&P 500 VIX FUTURES ETNS AND SIX ETRACS DAILY SHORT S&P 500 VIX FUTURES ETNS

New York, September 8th, 2011 – UBS Investment Bank announced that today is the first day of trading on the NYSE Arca for twelve new ETRACS Exchange Traded Notes (“ETNs”) linked to the daily performance of a particular index in the S&P 500 VIX Futures Index Series (each, an “Index” and collectively, the “Indices”). Investors now have the ability to trade, be it long or short, six specific VIX Index futures maturities, ranging from one month to six months.

Each of the six ETRACS S&P 500 VIX Futures ETNs (the “Long ETNs”) provides investors with a long exposure to one of six underlying Indices, depending on the series of ETNs purchased. Each of the six ETRACS Daily Short S&P 500 VIX Futures ETNs (the “Short ETNs”) provides investors with a short exposure to one of six underlying Indices. The tickers for the Long and Short ETNs, as well as their constant maturities, are provided below.

Six Long and Six Short ETNs

Constant Weighted	Long ETNs	Short ETNs
Average Futures Maturity

1 Month	VXAA	AAVX

2 Months	VXBB	BBVX

3 Months	VXCC	CCVX

4 Months	VXDD	DDVX

5 Months	VXEE	EEVX

6 Months	VXFF	FFVX

“Previously, there were limited alternatives for trading different maturities along the VIX futures curve. Investors now have the ability to trade six individual VIX futures maturities, be it long or short, based on their specific view on volatility,” said Christopher Yeagley, Managing Director and US Head of Equity Structured Products. “Welcome to the next generation of volatility investing.”

About the Indices

Each of the six Long ETNs is linked to the daily performance of a particular index in the S&P 500 VIX Futures Index Series, reduced by investor fees. Each Index underlying the Long ETNs is a total return index and is composed of futures contracts on the VIX Index having a constant weighted average maturity ranging from one month to six months, depending on the series of the ETNs purchased, plus an interest component linked to the 91-day Treasury Bill rate.

Each of the six Short ETNs is linked to the inverse daily performance of the relevant Index, reduced by investor fees. Each Index underlying the Short ETNs is an excess return index and is composed of futures contracts on the VIX Index having a constant weighted average maturity ranging from one month to six months, depending on the series of the ETNs purchased.

All the underlying Indices are rolling Indices, each of which rolls on a daily basis according to a pre-determined schedule that has the effect of keeping constant the weighted average maturity of the underlying futures contracts.

About ETRACS

For further information about ETRACS ETNs go to http://www.etracs.com.

Exchange Traded Access Securities, ETRACS, are exchange-traded notes, or ETNs, an innovative class of investment products offering access to markets and strategies that may not be readily available to investors, and offer unique diversification opportunities in a number of different sectors. ETNs offer:

•	Access to asset classes with historically low correlations to more traditional asset classes
•	Convenience of an exchange-traded security
•	Transparent exposure to a published index.

ETRACS ETNs are senior unsecured notes issued by UBS AG, are traded on NYSE Arca, and can be bought and sold through a broker or financial advisor. An investment in ETRACS ETNs is subject to a number of risks, including the risk of loss of some or all of the investor’s principal, and is subject to the creditworthiness of UBS. We urge you to read the more detailed explanation of risks described under “Risk Factors” in the prospectus supplement for the ETRACS ETN.

There are 24 other ETRACS ETNs:

ETRACS ETN Name	Ticker

Master Limited Partnerships
Alerian MLP Infrastructure	MLPI
2x Monthly Leveraged Long Alerian MLP Infrastructure	MLPL
1x Monthly Short Alerian MLP Infrastructure TR*	MLPS
Alerian Natural Gas MLP	MLPG
Wells Fargo MLP Index	MLPW

Business Development Companies
Wells Fargo Business Development Company Index	BDCS
2xLeveraged Long Wells Fargo Business Development Company Index	BDCL

Alpha Strategies
Daily Long-Short VIX ETN	XVIX
Natural Gas Futures Contango ETN	GASZ
Oil Futures Contango ETN	OILZ

Hybrid
S&P 500 Gold Hedged	SPGH

Commodities
CMCI TR	UCI
CMCI Agriculture TR	UAG
CMCI Energy TR	UBN
CMCI Food TR	FUD
CMCI Gold TR	UBG
CMCI Industrial Metals TR	UBM
CMCI Livestock TR	UBC
CMCI Long Platinum ER*	PTM
CMCI Short Platinum ER*	PTD
CMCI Silver TR	USV
DJ-UBS Commodity Index TR	DJCI

Equities
Internet IPO ETN	EIPO
Monthly 2xLeveraged Internet IPO ETN	EIPL
*TR=Total Return and ER=Excess Return

The contents of any website referred to in this communication are not part of, or incorporated by reference in, this communication. UBS has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement for the offering of the ETRACS ETNs) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read these documents and any other documents that UBS has filed with the SEC for more complete information about UBS and the offering to which this communication relates. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and the applicable prospectus supplement by calling toll-free (+1.877.387.2275).

© UBS 2011. The key symbol, UBS and ETRACS are among the registered and unregistered trademarks of UBS. “UBS Bloomberg Constant Maturity Commodity Index” and “CMCI” are service marks of UBS and/or Bloomberg. “Dow Jones,” “DJ-UBS Commodity Index” and “DJ-UBSCI” are service marks of Dow Jones & Company Inc. and UBS AG, as the case may be. “Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500™,” “S&P 500 Gold Hedged,” “SS&P 500 VIX Short-Term Futures Index,” “S&P 500 VIX 2-Month Futures Index,” “S&P 500 VIX 3-Month Futures Index,” “S&P 500 VIX 4-Month Futures Index,” “S&P 500 VIX Mid-Term Futures Index,” and “S&P 500 VIX 6-Month Futures Index” are trademarks of Standard & Poor’s Financial Services LLC (“S&P”) and have been licensed for use by UBS. “VIX” is a registered trademark of the Chicago Board Options Exchange, Incorporated (“CBOE”) and has been licensed to S&P. The ETNs are not sponsored, endorsed, sold or promoted by Standard & Poor’s (“S&P”), its third party licensors or the Chicago Board Options Exchange, Incorporated (“CBOE”). Neither S&P nor CBOE makes any representation or warranty, express or implied, to the owners of the ETRACS S&P 500 VIX Futures ETNs and ETRACS Daily Short S&P 500 VIX Futures ETNs or any member of the public regarding the advisability of investing in securities generally or in the ETNs particularly or the ability of the S&P 500 VIX Short-Term Futures Index, S&P 500 VIX 2-Month Futures Index, S&P 500 VIX 3-Month Futures Index, S&P 500 VIX 4-Month Futures Index, S&P 500 VIX Mid-Term Futures Index, and S&P 500 VIX 6-Month Futures Index (the “Indices”) to track general market performance. S&P’s, its third party licensors’ and CBOE’s only relationship to UBS is the licensing of certain trademarks and trade names of S&P, its third party licensors, CBOE and the Indices which are determined, composed and calculated by S&P or its third party licensors without regard to UBS or the ETNs. S&P and its third party licensors have no obligation to take the needs of UBS or the owners of the ETNs into consideration in determining, composing or calculating the Indices. Neither S&P nor CBOE is responsible for and have not participated in the determination of the prices and amounts of the ETNs or the timing of the issuance or sale of the ETNs or in the determination or calculation of the equation by which the ETNs are to be converted into cash. S&P and CBOE have no obligation or liability in connection with the administration, marketing or trading of the ETNs. NEITHER S&P, ITS AFFILIATES NOR THEIR THIRD PARTY LICENSORS, OR CBOE, GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS OR COMPLETENESS OF THE INDICES OR ANY DATA INCLUDED THEREIN OR ANY COMMUNICATIONS, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATIONS (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P, ITS AFFILIATES AND THEIR THIRD PARTY LICENSORS, AND CBOE, SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS OR DELAYS THEREIN. S&P AND CBOE MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE MARKS, THE INDICES OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P, ITS AFFILIATES OR THEIR THIRD PARTY LICENSORS, OR CBOE, BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE. Alerian MLP Infrastructure Index, Alerian Natural Gas MLP Index, Alerian MLP Infrastructure Total Return Index, AMZI, AMZIX and ANGI are trademarks of GKD Index Partners, LLC d/b/a Alerian and their use is granted under a license from GKD Index Partners. Wells Fargo Securities, Wells Fargo Securities, LLC, Wells Fargo, and Wells Fargo® Master Limited Partnership Index are trademarks of Wells Fargo & Company and have been licensed for use by UBS AG. ETRACS Wells Fargo MLP Index is not issued, guaranteed, sponsored, endorsed, sold or promoted by Wells Fargo & Company, Wells Fargo Securities, LLC or their subsidiaries and affiliates (collectively, “Wells Fargo”). Wells Fargo makes no representation or warranty, express or implied, to investors in the ETRACS ETNs or any member of the public regarding the advisability of investing in securities generally or in this ETRACS Wells Fargo MLP Index particularly or the ability of any data supplied by Wells Fargo or any Index to track financial instruments comprising the Index or any trading market. Wells Fargo & Company does not guarantee that the Index referenced by the ETRACS ETNs has been accurately calculated and shall not have any liability for any error in the calculation. Wells Fargo’s only relationship to UBS AG is the licensing of certain intellectual property rights relating to the Index as well as trademarks and trade names of Wells Fargo and of the data supplied by Wells Fargo that is determined, composed, compiled and calculated by Wells Fargo or a third party index calculator, without regard to this ETRACS Wells Fargo MLP Index. Wells Fargo has no obligation to take into consideration the ETRACS Wells Fargo MLP Index or investors in the ETRACS ETNs when determining, composing, compiling or calculating the data. Wells Fargo has no obligation or liability in connection with the listing, registration, distribution, administration, marketing, trading or redemption or settlement by the issuer or otherwise of this ETRACS Wells Fargo MLP Index. Wells Fargo does not guarantee the accuracy and/or the completeness of the index or of any data supplied by it or any data included therein. Wells Fargo makes no warranty, express or implied, as to results to be obtained by UBS AG and the ETRACS Wells Fargo MLP Index, or any other person or entity from the use of index or of the data supplied by Wells Fargo or any data included therein. Wells Fargo makes no express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose or use with respect to the index and the data supplied by Wells Fargo or any data included therein. Without limiting any of the foregoing, in no event shall Wells Fargo have any liability for any special, punitive, indirect, or consequential damages (including lost profits), even if notified of the possibility of such damages. Other marks may be trademarks of their respective owners. All rights reserved. UBS assumes sole responsibility for this marketing material, which has not been reviewed by Bloomberg.

-Ends-

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Notes to Editors

UBS draws on its 150-year heritage to serve private, institutional and corporate clients worldwide, as well as retail clients in Switzerland. We combine our wealth management, investment banking and asset management businesses with our Swiss operations to deliver superior financial solutions.

UBS is present in all major financial centers worldwide. It has offices in over 50 countries, with about 37% of its employees working in the Americas, 37% in Switzerland, 16% in the rest of Europe and 10% in Asia Pacific. UBS employs about 65,000 people around the world. Its shares are listed on the SIX Swiss Exchange and the New York Stock Exchange (NYSE).

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